    As Filed With the Securities and Exchange Commission on January 10, 1997
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        YIELDUP INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                      77-0341206
    (State or other jurisdiction                          (IRS Employer
    of incorporation or organization)                Identification Number)

                                 117 EASY STREET
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 964-0100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  RAJ MOHINDRA
                        YIELDUP INTERNATIONAL CORPORATION
                                 117 EASY STREET
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 964-0100
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                              DOUGLAS J. REIN, ESQ.
                             SCOTT M. STANTON, ESQ.
                          GRAY CARY WARE & FREIDENRICH
                               400 HAMILTON AVENUE
                           PALO ALTO, CALIFORNIA 94301
                                 (415) 833-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: After the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                        Proposed             Proposed Maximum
                                Amount              Maximum Offering        Aggregate Offering
 Title of Securities             to be              Price Per Unit *              Price *                  Amount of
   to be Registered           Registered                                                               Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Class A Warrants               572,750                   $ 2.97               $ 1,701,067.50               $ 515.48
Class B Warrants               450,000                   $ 1.97               $   886,500.00               $ 268.64
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                         $ 2,587,567.50               $ 784.12
==============================================================================================================================

* Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the securities, as reported on the Nasdaq Small Cap Market on January 6, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                       572,750 REDEEMABLE CLASS A WARRANTS
                       450,000 REDEEMABLE CLASS B WARRANTS

                        YIELDUP INTERNATIONAL CORPORATION

     This Prospectus relates to 572,750 Redeemable Class A Warrants ("Class A Warrants") and 450,000 Redeemable Class B Warrants ("Class B Warrants") of YieldUP International Corporation, a Delaware corporation (the "Company"), held by 62 holders (the "Selling Securityholders"). The Redeemable Class A Warrants and the Redeemable Class B Warrants are referred to herein collectively as the "Warrants." Each Class A Warrant entitles the holder to purchase, at an exercise price of $7.00, subject to adjustment, one share of Common Stock and one Class B Warrant, and each Class B Warrant entitles the holder to purchase, at an exercise price of $11.00, subject to adjustment, one share of Common Stock. The Warrants are exercisable at any time through November 21, 2000. The Warrants are subject to redemption by the Company for $.05 per Warrant, upon at least 30 days' written notice, if (with respect to the Class A Warrants) the average closing bid price of the Common Stock exceeds $9.80 per share and (with respect to the Class B Warrants) if the average closing bid price of the Common Stock exceeds $15.40 per share (subject to adjustment in each case), for 30 consecutive business days within 15 days of the date of the notice of redemption. The Company will not receive any of the proceeds from the sale of the Warrants by the Selling Securityholders.

     The Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Warrants offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

        AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS BEGINNING ON PAGE 5."
                                ----------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

                The date of this Prospectus is January 10 , 1997.
         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Securityholder. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of these securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 230 South Dearborn Street, Chicago, Illinois 60604; and at 75 Park Place, New York, New York 10007. In addition, copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock, Class A Warrants and Class B Warrants are quoted for trading on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference herein and made a part hereof:

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996.

         (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 filed with the Commission on April 30, 1996.

         (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 filed with the Commission on August 7, 1996.

         (4) The Company's Quarter Report on Form 10-QSB for the quarter ended September 30, 1996 filed with the Commission on October 31, 1996.

         (5) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995.

         (6) The portions of the registration statement on Form 8-A filed by the Company pursuant to the Securities Exchange Act of 1934 which contains a description of the Common Stock, the Class A Warrants and the Class B Warrants.

         (7) All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus. Such subsequently filed reports are deemed to be incorporated herein by reference and to be a part hereof from the date of the filing thereof.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Mr. Scott Gibson, Chief Financial Officer, YieldUP International Corporation, 117 Easy Street, Mountain View, California, 94043, telephone number
(415) 964-0100.

                               PROSPECTUS SUMMARY


         This summary is qualified in its entirety by the information included elsewhere in this Prospectus and the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference. All references to the terms "YieldUP" and the "Company" in this Prospectus refer to YieldUP International Corporation.


                                   The Company

         YieldUp develops, manufactures and markets equipment designed to improve semiconductor manufacturing yields by cleaning, rinsing and drying in-process silicon wafers at several steps in the wafer fabrication process. Based on the results of customer evaluations of its products, the Company believes its newly-developed technology allows more thorough and efficient cleaning, rinsing and drying of wafers than conventional approaches and that the products based on this technology may enable manufacturers to obtain substantial improvements in the percentage of good chips produced, or yield.

         The Company's products are designed to reduce wafer particle contamination, stains, surface roughness and other defects that reduce integrated circuit (IC) yields with a cost-effective, integrated cleaning, rinsing and drying system using filtration technology, optimized rinsing options, no mechanical motion and reduced use of environmentally hazardous materials.

         The Company is marketing it products for application at several points in the IC fabrication process, including prior to deposition, prior to photolithography and following etching. The Company believes that there are numerous sites within typical semiconductor manufacturing facilities where manufacturers could reduce contamination and improve IC yields by replacing or retrofitting existing equipment with the Company's products.

         YieldUp was incorporated in California in June 1993 and reincorporated in Delaware in September 1995. The Company's principal executive offices are located at 117 Easy Street, Mountain View, California 94043, and its telephone number is (415) 964-0100.


                                  The Offering

Securities Offered ..................................     572,750 Class A Warrants and
                                                          450,000 Class B Warrants

The Selling Securityholders .........................     62 existing holders of the Warrants

Capital Stock Outstanding(1) ........................     1,495,000 shares of Common Stock.
                                                          1,912,111 shares of Class A Common Stock.

Warrants Outstanding(1) .............................     2,215,000 Class A Warrants
                                                          1,945,000 Class B Warrants

Plan of Distribution ................................     The shares offered hereby may be sold from time to time
                                                          in one or more transactions, at a fixed offering price,
                                                          at varying prices reflecting those prevailing on the
                                                          Nasdaq SmallCap Market at the time of such sales or at
                                                          negotiated prices.

Risk Factors ........................................     Purchase of the Warrants involves a high degree of risk
                                                          and should not be made by investors who cannot afford
                                                          the loss of their entire investment.  See "Risk Factors."

Nasdaq Symbols

Common Stock ........................................     YILD

Class A Warrants ....................................     YILDW

Class B Warrants ....................................     YILDZ

     ----------------
     (1) As of January  6, 1997.

                                  RISK FACTORS

         An investment in the Warrants offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its Business before purchasing the Warrants offered by this Prospectus.

LIMITED OPERATING HISTORY

         The Company was founded in June 1993, has a limited operating history. In June 1994, the Company changed its focus from providing consulting services for IC manufacturers to the development, marketing and selling of semiconductor manufacturing equipment. The Company does not expect consulting services to provide significant revenues in the future. There can be no assurance that the Company will generate significant revenues, if any, in the future from the sales of its products or services.

         The Company's proposed operations are subject to numerous risks associated with establishing any new business, including unforeseeable expenses, delays and complications, as well as specific risks of the semiconductor equipment industry. There can be no assurance that the Company will achieve profitable operations.

HISTORY OF OPERATING LOSSES; NEED FOR ADDITIONAL FINANCING

         The Company has experienced significant operating losses since its inception in June 1993. As of September 30, 1996, the Company's accumulated deficit was approximately $4.7 million. The Company expects that it may incur operating losses over at least the next year. Such losses have been and will continue to be principally the result of the various costs associated with the Company's product development activities. The Company will be required to seek additional capital to continue its operations, which may result in dilution to holders of the Company's securities. The Company has no commitments for any future funding, and there can be no assurance that the Company will be able to obtain additional capital in the future. The existence of the Warrants may complicate future capital raising activities. If the Company is unable to obtain the necessary capital, it will be necessary to significantly curtail its activities or cease operation.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; EXPENSE AND RISK OF PATENT LITIGATION

         The Company relies on patent, trade secret and copyright protection for its products and technology. The Company has obtained two United States patents relating to its products and technologies and has filed additional U.S. and foreign patent applications. The process of obtaining patents can be expensive and there can be no assurance that the patent applications will result in the issuance of patents, that any issued patents will provide the Company with meaningful competitive advantages, or that challenges will not be issued against the validity or enforceability of any patent issued to the Company.

         The Company also relies on trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others.

         In the absence of significant patent or other proprietary protection, competitors may be able to copy the Company's technology or design approaches, replicate its processes or gain access to its trade secrets. Moreover, there can be no assurance that competitors will not be able to develop technologies similar to or more advanced than the Company's or design around any patented aspects of the Company's products or technology. No assurance can be given that the Company's current or future products will not infringe on the patents of others.

         There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Further commercialization of the Company's products could provoke additional claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to the Company, if any, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation would likely result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's business, financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         CFM Technologies, Inc. and CFMT, Inc. (collectively "CFM") filed a complaint against the Company in the United States District Court for the District of Delaware in September 1995. The complaint alleges that the drying process incorporated in certain of the Company's products infringes a patent held by CFM. The Company is investigating the CFM patent in issue and, after consultation with patent counsel and on the basis of its review to date, believes that its drying process does not infringe that patent. However, litigation is inherently uncertain, and there can be no assurance that the Company will not, as a result of this litigation, suffer a material adverse effect on its business or financial condition. The Company expects that the CFM litigation will result in substantial additional costs and diversion of effort by the Company which could continue to materially adversely affect the Company. The CFM litigation and any other such litigation could also continue to delay or impede market acceptance of the Company's products. A decision adverse to the Company in such litigation could result in substantial damages payable by the Company and could support the issuance of an injunction prohibiting further sales by the Company or some or all of its products. Because the Company relies on a single product family for the substantial majority of its revenues, any successful challenge by other parties to the Company's right to use its designs could potentially render the Company insolvent and jeopardize its ability to continue as a viable concern.

INTENSE INDUSTRY COMPETITION; UNPROVEN TECHNOLOGY

         There is intense competition in the semiconductor equipment market. The Company's lack of resources and proven products makes it extremely vulnerable to competition from larger companies, many of which have significantly greater financial, employee, product development and marketing resources. Leading competitors have proven products which can provide them a significant advantage over the Company because the Company's technology has not been widely deployed and therefore presents potential customers with uncertainty not associated with existing equipment. In addition, many semiconductor manufacturers are reluctant to choose small companies as key suppliers due to concerns about long term viability and product support. There can be no assurance that the Company will overcome these disadvantages.

         Competition for the Company's products currently comes from makers of traditional and new cleaning, rinsing and drying equipment. There can be no assurance that these competitors will not develop new products or improve their existing products which, when combined with their existing market presence, would make the Company's products obsolete or unmarketable. Any such development would have a material adverse effect on the Company. There also can be no assurance that the Company will be able to penetrate the wet processing equipment market and convince semiconductor manufacturers to install the Company's systems either directly or through retrofitting in place of existing equipment. Additional competition for the Company's products also currently comes from a large number of small companies making cleaning, rinsing and drying equipment which is less expensive than the Company's products. Because the Company's products sell for significantly higher prices than such products, the Company may not be able to compete effectively against them without lowering its prices.

         The Company also expects that competition may arise from new competitors and from new technological approaches adopted by new and existing competitors. Because of the increasing focus on yield management in the semiconductor manufacturing industry, equipment manufacturers are likely to put an increased emphasis on contaminant reduction. Thus, competitive technologies or new manufacturing techniques may be developed which could make the Company's products obsolete, thereby materially adversely affecting the Company. If the Company is unable to respond to the challenges of competition, including changes in cleaning, rinsing and drying or semiconductor manufacturing processes, there can be no assurance that the Company would be able to achieve or maintain profitability at a level required to support its survival or growth.

RELIANCE ON SINGLE PRODUCT FAMILY

         The Company anticipates that the substantial majority of its future revenues will come from sales of its cleaning, rinsing and drying systems. Should the demand for, or pricing of, the Company's products decline due to increased competitive pressure, the introduction of superior systems or processes, changes in the semiconductor industry or other factors, the Company's business, financial condition and results of operations would be materially adversely affected. The ability of the Company to diversify its operations through the introduction and sale of new products and broader acceptance of its cleaning, rinsing and drying systems is dependent on the success of the Company's continuing research, product development and engineering activities, as well as its marketing efforts. No assurance can be given that the Company will be able to develop, acquire, introduce or market new products in a timely or cost-effective manner or that any new products or improvements will achieve market acceptance or result in acceptable margins. Accordingly, the Company will be dependent on overall market acceptance of its products.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; CHARGE TO EARNINGS

         The Company expects to derive a substantial portion of its revenues from the sale of a relatively small number of systems, which typically range in purchase price from approximately $50,000 to $500,000. As a result, a small reduction in the number of systems shipped in a quarter could have a material adverse effect on the Company's revenues and results of operations for that quarter. A delay in shipment near the end of a particular quarter, due to, for example, unanticipated shipment rescheduling or cancellation, supplier delays in delivery of component parts or unexpected manufacturing difficulties experienced by the Company, may cause financial results in a particular quarter to fall significantly below the Company's expectations and may materially adversely affect the Company's results of operations for such quarter.

         In addition, the Company's need for continued investment in research, development, engineering, marketing, customer service and support capabilities will limit the Company's ability to reduce expenses in response to any such decrease in sales. Moreover, because customer purchase orders are subject to cancellation or rescheduling by the customer, backlog at any particular date is not necessarily representative of actual sales for any succeeding period. If the Company's anticipated level of revenues is not achieved for a particular period, the Company's operating results could be adversely affected by its inability to reduce costs. Because the Company builds certain subassemblies according to forecast, a reduction in customer orders would also result in excessive inventories which could adversely affect the Company's results of operations and liquidity. The impact of these and other factors on the Company's operating results in any future period cannot be accurately forecast.

LENGTHY SALES CYCLE

         Sales of the Company's products have been, and are expected to continue to be, characterized by a relatively long sales cycle due to such factors as the substantial time required by potential customers for technical evaluation of the Company's products prior to purchase, high cost and the critical roles they will play in the semiconductor device fabrication process. Sales of the Company's systems may also depend upon the decision of a prospective customer to upgrade the equipment in its existing fabrication facilities or to open new facilities, which typically involves a significant capital commitment. The Company believes that the sales cycle will continue to be lengthy as certain of its anticipated customers centralize purchasing decisions, which is expected to intensify the evaluation process and require additional sales and marketing expenditures by the Company.

CYCLICALITY OF SEMICONDUCTOR MANUFACTURING INDUSTRY

         The semiconductor industry generally, and the semiconductor equipment industry in particular, is highly cyclical and has historically experienced periodic and often prolonged downturns. Downturns in the semiconductor industry as well as changes in or uncertainty regarding technology, have frequently had a severe and adverse effect on the semiconductor industry's demand for wafer processing equipment. The Company's success will be dependent upon the ability and willingness of manufacturers of semiconductor devices to make substantial capital expenditures, which in turn will be largely dependent upon the market demand for ICs and products using ICs produced by such manufacturers. No assurance can be given that the Company will be able to develop or market any products to meet the needs of such manufacturers or that such manufacturers will be willing to make the capital expenditures necessary to acquire the Company's products.

NEED TO DEVELOP NEW PRODUCTS AND TECHNOLOGIES

         Semiconductor manufacturing equipment and processes are subject to rapid technological changes and product obsolescence. The Company believes that its future success will depend in part upon its ability to develop and enhance its current products and develop new products to meet such anticipated technological changes. To the extent products developed by the Company are based upon anticipated changes, sale of such products may be adversely effected if other technology becomes accepted in the industry. As a result of declining orders for their existing products, manufacturers in the semiconductor equipment industry experience significant quarterly fluctuations in operating results and must replace such orders with orders for new products to achieve or maintain profitability. If the Company does not successfully introduce new products or enhanced versions of its current products in a timely manner, any competitive position the Company may develop could be lost and the Company's sales, if any, would be reduced. There can be no assurance that the Company will be able to develop and introduce enhanced or new products which satisfy customer needs and achieve market acceptance. The failure of the Company to implement a successful research and development program would have a material adverse effect upon its business and prospects.

DEPENDENCE ON KEY PERSONNEL; MANAGEMENT OF EXPANDING OPERATIONS

         The Company's success will, to a large extent, depend upon the continued services of Raj Mohindra, President and Chief Executive Officer, and Suraj Puri, Vice President and Chief Technical Officer. The loss of services of any of these executive officers would materially and adversely affect the

Company. The Company does not have employment agreements with any of its key personnel, but it does maintain key man life insurance in the amount of $2 million on Mr. Mohindra and $1 million on Mr. Puri.

         The success of the Company will also depend, in part, upon its ability to retain the personnel who have assisted in the development of the Company's products, and to attract and retain additional qualified operating, marketing, technical and financial personnel. The competition in the semiconductor equipment industry for such qualified personnel is often intense, and there can be no assurance that the Company will be able to hire or retain necessary personnel.

LIMITATION OF LIABILITY

         Due to limitations on the liability of officers and directors contained in the Company's charter documents and agreements between the Company's officers and directors and the Company, stockholders may have limited or no recourse against such officers and directors for their negligent actions.

CONCENTRATION OF SHARE OWNERSHIP AND VOTING POWER

         Holders of the Company's Class A Common Stock are entitled to five votes for each share owned by them on all matters submitted to a vote of stockholders, while holders of Common Stock are entitled to one vote per share. The directors and officers of the Company control approximately 66.9% of the voting power and will be able to elect all of the Company's directors and, hence, will be able to control the affairs of the Company. In addition, the directors and officers of the Company will, subject to certain limitations imposed by applicable law, be able to, among other things, amend the Company's Certificate of Incorporation and Bylaws and effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of any proposals relating to a merger of the Company or an acquisition of the Company by another entity, in each case without the approval of any of the Company's other stockholders.

POTENTIAL ADVERSE EFFECT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK ON HOLDERS OF COMMON STOCK; ANTI-TAKEOVER EFFECTS

         The Board of Directors have authority to issue up to 5,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.

POTENTIAL PRICE VOLATILITY

         The Company believes factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company, developments affecting competitors and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Company's securities to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations which are likely to continue. These broad market and industry fluctuations may adversely affect the market price of the Company's securities.

INVESTIGATION OF THE PRINCIPAL MARKET MAKER BY THE SECURITIES AND EXCHANGE COMMISSION

         The Securities and Exchange Commission is conducting an investigation concerning various business activities of the principal market maker of the Company's securities. The investigation appears to be broad in scope, involving nearly all aspects of D.H. Blair & Co.'s compliance with the Federal securities laws in offerings of securities, purchases and sales of securities, market-making activities and securities sales practices during the period from January 1, 1985 to the present. The company has been advised by D.H. Blair & Co. that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. An unfavorable resolution of the Securities and Exchange Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity and price of such securities.

POSSIBLE DELISTING FROM NASDAQ SMALLCAP MARKET AND MARKET ILLIQUIDITY

         While the Company's Common Stock, Class A Warrants and Class B Warrants met the Nasdaq SmallCap Market initial listing requirements, there can be no assurance that such securities will meet the continued listing requirements. Under current criteria for continued inclusion on the Nasdaq SmallCap Market,
(i) the Company will have to maintain at least $4,000,000 in total assets and $2,000,000 in total stockholders' equity, (ii) the minimum bid price of the Common Stock will have to be $3.00 per share, (iii) there must be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock must have at least two active market makers, and (v) the Common Stock must be held by at least 300 holders. Nasdaq has proposed increases to such listing standards that would result in the delisting of the Common Stock and Warrants.

         If the Company is unable to satisfy the Nasdaq SmallCap Market's maintenance requirements, its securities may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Units, Common Stock and Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

         The Warrants and underlying securities have not been qualified or registered in all states and will not be eligible for trading unless an exemption from the qualification or registration requirements is available. There can be no assurance that any such exemption will become available in any jurisdiction.

POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN COMPANY'S SECURITIES

         Rule 10b-6 of the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "1934 Act") may prohibit Blair & Co. from engaging in any market making activities will regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Blair & Co. (or related parties) of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that those parties may have to receive a fee for the exercise of Warrants following such solicitations. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

RISK OF LOW-PRICED STOCKS

         The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to the Company's securities if (i) they are listed on the Nasdaq SmallCap Market, (ii) certain price and volume information is publicly available on a current and continuing basis, and (iii) the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

         The Class A Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' notice if the average bid price of the Common Stock exceeds $9.80 per share for 30 consecutive trading days ending within 15 days of the notice of redemption. The Class B Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' notice if the average bid price of the Common Stock exceeds $15.40 per share, for 30 consecutive trading days ending within 15 days of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption unless there is a currently effective prospectus and registration statement covering the issuance of underlying securities. However, lack of qualification or registration under applicable state securities laws may mean that the Company would be unable to issue securities upon exercise of the Warrants to holders in certain states, including at the time when the Warrants are called for redemption.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Purchasers of the Warrants will only be able to exercise the Warrants if (i) a current prospectus under the Securities Act of 1934, as amended (the "Securities Act") relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the

Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. There also can be no assurance that exemptions from the registration on qualification requirements of those states in which the Company's securities are not currently registered or qualified will be available at the time a Warrant holder wishes to exercise his or her Warrant. The value of the Warrants my be greatly reduced if a current prospectus, covering the securities issuable upon the exercise of the Warrants, is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         On December 21, 1996, approximately 1,645,000 shares became eligible for resale in compliance with the terms of Rule 144 under the Securities Act. All remaining shares currently outstanding will become eligible for sale at various times over less than one year from the date of this Prospectus. The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

NO DIVIDENDS ANTICIPATED

         The Company has never paid any cash dividends on its Common Stock or Class A Common Stock. The Company anticipates that in the future, earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash dividends in respect of the Common Stock or Class A Common Stock will be paid.


                             SELLING SECURITYHOLDERS

         An aggregate of up to 572,750 Class A Warrants and 450,000 Class B Warrants may be offered for resale by existing stockholders of the Company and by investors who received their Warrants in exchange for warrants received in the Bridge Financing. The securities underlying those Warrants have been registered, pursuant to a separate registration statement, for sale by the Company upon exercise by the holder thereof.

         The following table sets forth the number of Class A and Class B Warrants held by each Selling Securityholder for whom the Company is registering the Warrants for resale to the public. The Company will not receive any of the proceeds from the sale of such securities. The table does not reflect Class B Warrants issuable upon exercise of Class A Warrants.

SELLING SECURITYHOLDER                                                CLASS A WARRANTS             CLASS B WARRANTS
----------------------                                                ----------------             ----------------
Bruce M. Ampolsky ...........................................                   18,750                           --
John and Joan Anderson ......................................                      775                        1,586
John Anderson, Jr. ..........................................                       71                          146
Tad Arias ...................................................                       71                          146
Pramod P. Bansal ............................................                    1,431                        2,927
Ashish Bansal ...............................................                      286                          585

SELLING SECURITYHOLDER                                                CLASS A WARRANTS             CLASS B WARRANTS
----------------------                                                ----------------             ----------------
Manju Bansal ................................................                      572                        1,171
Rishi Bansal ................................................                      286                          585
Gary O. Benson ..............................................                   75,000                           --
Abhay Bhushan* ..............................................                   46,605                       44,193
Gitanja Bhushan .............................................                    1,430                        2,926
Monika K. Bhushan ...........................................                    1,430                        2,926
Rajiv Bhushan ...............................................                    7,154                       14,633
Sasha Bhushan ...............................................                    1,430                        2,926
Adolph Bohn .................................................                    4,006                        8,195
Arthur D. Boren .............................................                    4,292                        8,780
William E. Brooks ...........................................                      358                          732
Charles W. & Roberta S. Chambers, JTWROS ....................                   12,500                           --
K.T. Cherian ................................................                      199                          406
Sanjeev Chitre ..............................................                    1,789                        3,658
Perry Coe ...................................................                      143                          292
Aaron Cohn ..................................................                      716                        1,463
David Cohn ..................................................                      286                          585
Craig R. Crawley ............................................                       86                          175
Kevin Culkin ................................................                    1,073                        2,195
Raymond and Marie Cunningham ................................                      358                          732
Robert M. Freeman ...........................................                   50,000                           --
Marie Dixon .................................................                      716                        1,463
Ruth Epstein ................................................                      536                        1,097
Gerald and Gloria Frolich ...................................                      716                        1,463
Craig Frolich ...............................................                      751                        1,536
Stanley N. Gaines ...........................................                   12,500                           --
GCW&F Partners II(1) ........................................                      497                        1,016
Scott M. Gibson* ............................................                    4,292                        8,780
Dan Gill ....................................................                        7                           15
Ram Paul Gupta* .............................................                    4,316                        8,828
Jerry Hymowitz ..............................................                   25,000                           --
JKR & Co., Inc.(2) ..........................................                      358                          732
John J. Jubin ...............................................                      447                          914
Masaharu Shinya .............................................                    1,002                        2,049
Pyare Lal Khanna ............................................                      994                        2,032
John and Cathy Konop ........................................                      429                          878

SELLING SECURITYHOLDER                                                CLASS A WARRANTS             CLASS B WARRANTS
----------------------                                                ----------------             ----------------
Charles Leithauser ..........................................                   10,500                           --
Timothy P. Marshall .........................................                      536                        1,097
Michael Masciorini ..........................................                    1,574                        3,219
Walter and Ann S. Masciorini ................................                      894                        1,829
Raj Mashruwala ..............................................                    2,447                        5,004
Raj Mohindra* ...............................................                  117,503                      189,212
Dev Mohindra ................................................                    2,146                        4,390
Pran Vati Mohindra ..........................................                       71                          146
Sanjay S. Mohindra ..........................................                    2,146                        4,390
Jeffrey Nowell ..............................................                    3,756                        7,683
Richard Ogawa ...............................................                      199                          406
Steven N. Ostrovsky .........................................                   12,500                           --
George Plaut ................................................                    1,431                        2,927
Richard Posey ...............................................                    1,431                        2,927
Suraj Puri* .................................................                   42,544                       35,888
Jaideep Puri ................................................                      215                          439
Vedica Puri .................................................                      716                        1,463
Raj Rajaratnam ..............................................                      993                        2,029
Irwin Rosenthal .............................................                      358                          732
Margaret and Stanly Shatsky Trust(3) ........................                      179                          366
Thomas Singer ...............................................                      715                        1,463
Bernard Slade, Sr.* .........................................                   27,586                       19,609
Eric J. Slade ...............................................                    1,041                        2,129
Steven P. Slade .............................................                      716                        1,464
Eric J. and Joy M. Slade, JTWROS ............................                      716                        1,463
David Slone .................................................                      199                          406
John Smith ..................................................                      447                          914
Michael L. Snow .............................................                   12,500                           --
R. Srivastava ...............................................                      179                          366
Rudolph Svejkovsky ..........................................                    1,431                        2,927
Debora Tedeschi .............................................                      358                          732
Teltec Semiconductor Technic GmbH(4) ........................                    2,003                        4,097
Teltec Semiconductor Technic SA(5) ..........................                    2,003                        4,097
Douglas M. Trabilcy .........................................                   17,500                           --
Joel Urdang .................................................                   25,000                           --
Sandrine F. Weinbender ......................................                      484                          991

SELLING SECURITYHOLDER                                                CLASS A WARRANTS             CLASS B WARRANTS
----------------------                                                ----------------             ----------------
Carol Whitfield .............................................                    1,430                        2,926
Wolfe/Axelrod Associates(6) .................................                      497                        1,016
David Wong ..................................................                    2,146                        4,390
Henri Zimmerli ..............................................                    2,003                        4,097

----------------
*    Officer or director of the Company.

(1) Gregory M. Gallo is an executive officer of the corporate general partner of this partnership with certain limited voting and investment control over these securities and may therefore be deemed to be the beneficial owner thereof. Mr. Gallo disclaims beneficial ownership of all such warrants except to the extent of any pecuniary interest therein which he may have.

(2) Jack Kemp is the president of this corporation with voting and investment control over these securities and may therefore be deemed to be the beneficial owner thereof. Mr. Kemp disclaims beneficial ownership of all such warrants except to the extent of any pecuniary interest therein which he may have.

(3) Stanly Shatsky is the trustee of this trust with certain investment and voting control over these securities and may therefore be deemed to be the beneficial owner thereof. Mr. Shatsky disclaims beneficial ownership of these warrants except to the extent of any pecuniary interest therein which he may have.

(4) Adolph Bohn is an executive officer of this corporation with certain investment and voting control over these securities and may therefore be deemed to be the beneficial owner thereof. Mr. Bohn disclaims beneficial ownership of these warrants except to the extent of any pecuniary interest therein which he may have.

(5) Henri Zimmerli is an executive officer of this corporation with certain investment and voting control over these securities and may therefore be deemed to be the beneficial owner thereof. Mr. Zimmerli disclaims beneficial ownership of these warrants except to the extent of any pecuniary interest therein which he may have.

(6) Steven Axelrod is general partner of this partnership with certain investment and voting control over these securities and may therefore be deemed to be the beneficial owner thereof. Mr. Axelrod disclaims beneficial ownership of these warrants except to the extent of any pecuniary interest therein which he may have.

                              PLAN OF DISTRIBUTION

     The sale of the Warrants by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

     The Selling Securityholders may effect such transactions by selling their Warrants directly to purchasers, through broker-dealers acting as agents for the Selling Security holders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended ("Exchange Act"), any person engaged in the distribution of the Warrants may not simultaneously engage in market making activities with respect to any securities of the Company during the applicable "cooling-off" period (at least two, and possibly nine, business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter of the Company's initial public offering or D.H. Blair & Co., Inc. ("Blair & Co.") is engaged in a distribution of the Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. However, neither the Underwriter nor Blair have agreed to, nor are either of them obliged to, act as broker-dealer in the sale of the Warrants and the Selling Securityholders may be required, and in the event Blair is a market maker will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Warrants will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of the Company's securities by such Selling Securityholders.

     The Selling Securityholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commission under the Securities Act.

     There is no assurance that the Selling Securityholders will sell any or all of the Warrants offered hereby. The Company will pay all expenses incident to the offering and sale of the Warrants offered hereby with the exception of (i) any discounts, commissions or concessions payable to underwriters, dealers or brokers, and (ii) the fees and expenses of counsel for the Selling Securityholders.

                                     EXPERTS

The financial statements of YieldUP International Corporation as of December 31, 1995 and 1994, and for each of the years ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Other expenses in connection with the registration of the Warrants hereunder will be substantially as follows:



                                                              Company
                                    Item                      Expense
                                    ----                      -------
                SEC Registration Fee.......................$        784.12
                Legal fees and expenses....................$        2,000*
                Accounting Fees............................$        2,000*
                Miscellaneous..............................$     1,215.88*
                                                                 ---------

                                           Total. . . . . .$        6,000*

---------------------
*    Estimated for purposes of this filing.


Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreement entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits.

         5      Opinion and Consent of Gray Cary Ware & Freidenrich.

         24.1 Consent of Gray Cary Ware & Freidenrich (included in Exhibit 5).

         24.2 Consent of KPMG Peat Marwick LLP.

         25 Powers of Attorney for each person executing this Registration Statement (contained on page II-4).

Item 17.      Undertakings.

              (1) Rule 415 Offering.

                  The Company hereby undertakes:

                  A. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this registration statement;

                  B. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  C. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (2) Filings Incorporating Subsequent Exchange Act Documents by
                  Reference.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) Acceleration of Effectiveness.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the County of Santa Clara, City of Mountain View, California, on January 10, 1997.

                                       YIELDUP INTERNATIONAL CORPORATION


                                       By:_____________________________________
                                          Raj Mohindra
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of YieldUP International Corporation, hereby severally constitute Raj Mohindra and Scott Gibson our true and lawful attorneys with full power to sign for us and in our names, in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable YieldUP International Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature                                  Title                                    Date
   ---------                                  -----                                    ----
_____________________________    President, Chief Executive               January 10, 1997
     Raj Mohindra                Officer and Director (Principal
                                 Executive Officer)

_____________________________    Chief Financial Officer                  January 10, 1997
    Scott M. Gibson              (Principal Financial and
                                 Accounting Officer)

_____________________________    Vice President, Chief Technical          January 10, 1997
      Suraj Puri                 Officer and Director

_____________________________
    Abhay K. Bhushan             Director                                 January 10, 1997

_____________________________
 William W. R. Elder             Director                                 January 10, 1997

_____________________________
    Ram Paul Gupta               Director                                 January 10, 1997

                                INDEX TO EXHIBITS



        Exhibit                                                                                Page
        Number           Description                                                            No.
        ------           -----------                                                            ---
           5             Opinion and Consent of Gray Cary Ware & Freidenrich.

         24.1            Consent of Gray Cary Ware & Freidenrich (included in Exhibit 5).

         24.2            Consent of KPMG Peat Marwick LLP

          25             Powers of Attorney for each person executing this Registration
                         Statement are contained on page II-4.